Exhibit 10.21

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 8, 2008, by and between Haynes International, Inc. (the “Company”), a Delaware corporation, and Mark M. Comerford (the “Executive”).

PRELIMINARY STATEMENTS

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and conditions set forth herein effective as of October 1, 2008 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

Section 1.           Employment.

(a)           Offer and Acceptance.  During the “Employment Term” (as defined in Section 1(c) below), the Company agrees to employ the Executive in the position of President and Chief Executive Officer of the Company upon the terms and subject to the conditions set forth herein, and the Executive agrees to accept employment with the Company on such terms and conditions.

(b)           Duties.  The Executive’s duties shall include those duties that are consistent with his position as President and Chief Executive Officer of the Company as well as those reasonably assigned to him from time to time, in good faith, by the Board of Directors of the Company (the “Board”).  The Executive shall (i) devote his working hours, on a full-time basis, to his duties under this Agreement; (ii) faithfully, industriously and loyally serve the Company; (iii) comply in all material respects with the lawful and reasonable directions and instructions given to him by the Board; (iv) use his reasonable best efforts to promote and serve the interests of the Company; and (v) assist the Board with succession planning.  The Executive shall comply in all material respects with all applicable laws, rules and regulations relating to the performance of the Executive’s duties and responsibilities hereunder.  The Executive agrees to serve, if elected, as (i) a member of the Board and on any of the board of directors of any subsidiary or affiliate of the Company, and (ii) as an officer of any subsidiary or affiliate of the Company, without any additional compensation while he is employed by the Company.  Upon termination of the Executive’s employment by the Company for any reason, the Executive shall immediately resign from the Board and any other position as a member of the board of directors or as an officer of any such subsidiary or affiliate of the Company.

(c)           Employment Term.  The Executive’s employment by the Company under this Agreement shall commence on the Effective Date and shall continue thereafter and shall terminate as of the close of business on September 30, 2011 (the “Initial Employment Term”); provided, however, commencing on October 1, 2011 and on each anniversary thereafter, the Initial Employment Term shall automatically be extended for an additional one-year period unless either the Board or the Executive gives written notice to the other at least 90 days prior to such anniversary that the term of the Agreement shall not be extended.  The Executive’s employment by the Company shall be subject to termination at any time during the Employment Term as provided in subsection (e) of this Section 1.  As used herein, the term “Employment Term” shall mean the actual period of time during which the Executive is employed by the Company under the terms and conditions of this Agreement.

(d)           Compensation and Benefits.  During the Employment Term, the Company shall pay and provide the following compensation and other benefits to the Executive as full compensation for all services rendered by the Executive as an employee of the Company under the terms and conditions of this Agreement.  All payments made to the Executive hereunder shall be subject to appropriate payroll deductions and other withholdings required by law.

(i)            Annual Salary.  During the Employment Term, the Company shall pay to the Executive, in accordance with the then prevailing payroll practices of the Company, a base salary at the annual rate of $425,000.00 per year, such salary, together with any subsequent increases as directed by the Board from time to time, being hereinafter referred to as the “Annual Salary.”

(ii)           Bonuses/Incentives.

(A)          One-Time Transition Bonus.  In order to make the Executive whole for the value of benefits that he will forfeit from his prior employer, the Company will provide a one-time transition bonus in the amount of $340,000.00 in cash, payable within 15 days of the Effective Date.

(B)           Annual Bonus.  During the Employment Term and beginning with the first fiscal year of the Company commencing on or after the Effective Date, the Executive shall be eligible to receive an annual bonus based upon the achievement by the Company of specific performance requirements measured over the Company’s fiscal year (currently the twelve-month period ending September 30) (e.g., earnings per share, EBITDA benchmarks and working capital targets) which shall be determined by the Compensation Committee of the Board (the “Committee”) in its sole and absolute discretion (the “Bonus”).  The target amount for the Bonus shall be 80% of the Annual Salary, as in effect as of the last day of the Company’s fiscal year to which the Bonus relates, (the “Target Bonus”); provided, however, the Executive shall be eligible to receive a minimum Bonus in an amount equal to 40% of the Annual Salary, as in effect as of the last day of the Company’s fiscal year to which the Bonus relates, if threshold performance requirements are achieved and a maximum Bonus in an amount equal to 120% of the Annual Salary, as in effect as of the last day of the Company’s fiscal year to which the Bonus relates, if maximum performance requirements are achieved.  The Bonus, if any, for each year during the Employment Term shall be paid to the Executive by the Company in a single sum payment no later than the 15th day of the third month following the end of the Company’s fiscal year.

(C)           Equity Incentive.  As of the Effective Date, the Company shall grant the Executive a non-qualified stock option to acquire 20,000 shares of common stock of the Company.  The Board will review and consider additional equity incentives annually during the Employment Term, and the Executive may be granted additional stock options (in addition to the initial grant) to acquire shares of common stock in the sole and absolute discretion of the Board.  Each such grant of options under this Section 1(d)(ii)(D) shall vest at the rate of one-third (1/3) of the options granted on each anniversary of the applicable grant date, and shall be subject to the terms and conditions of the applicable option plan and related option agreements.

(iii)          Benefits.  During the Employment Term, the Executive shall be eligible to participate in all employee health and welfare benefit plans in which senior executives of the Company are entitled to participate, but participation shall be subject to all of the terms and conditions of such plans applicable to all such senior executives, including all waiting periods, eligibility requirements, contributions, exclusions and other similar conditions or limitations.  The Company shall use reasonable efforts to secure term life insurance coverage for the Executive in an amount not less than four times Annual Salary, subject to the Executive’s submission to and satisfaction of any required medical exams or disclosures required by the applicable insurer and the terms and conditions of the applicable insurance policy.

(iv)          Expenses.  During the Employment Term, the Company shall reimburse the Executive, in accordance with the then prevailing reimbursement practices of the Company, for all reasonable and customary business expenses incurred by the Executive in connection with his employment by the Company, provided, that the Executive complies with the standard reporting and reimbursement policies as may be established by the Company from time to time.

(v)           Vacation.  During the Employment Term, the Executive shall be entitled to four weeks of vacation, measured on a calendar year basis.  The weeks of vacation entitlement in the preceding sentence shall be pro-rated for any partial calendar years during the Employment Term.  The Executive shall schedule vacation periods at reasonable times in accordance with the Company’s vacation policy for senior executives.  The Executive shall accrue and receive full compensation and benefits during his vacation periods.  Unused vacation leave time shall be forfeited and shall not entitle the Executive to any additional compensation and may not be carried over to a subsequent calendar year.

(vi)          Company Car Allowance.  During the Employment Term, the Company shall provide the Executive with an automobile allowance of $800.00 per month.  The Executive shall be responsible for any and all taxes imposed on such allowance.

(vii)         Country Club Membership.  During the Employment Term, the Company shall reimburse the Executive for the initiation fee and all regular monthly membership dues and business-related charges incurred by the Executive in connection with his membership at the Kokomo Country Club.  The Executive agrees that he shall be responsible for any and all taxes imposed on the reimbursements made pursuant to the preceding sentence.

(viii)        Relocation Expenses.  The Company shall reimburse the Executive for the following costs, to the extent incurred by the Executive, resulting from his relocation from Avon Lake, Ohio to the Kokomo, Indiana area: (i) actual and reasonable costs incurred in moving personal belongings, and (ii) real estate commissions incurred in both the sale of his current primary residence (“Current Residence”) and the acquisition of a primary residence in or around Kokomo, Indiana (“New Residence”) (collectively, the “Relocation Reimbursement”).

(ix)           Annual Physical.  The Executive shall be entitled to receive an annual executive physical examination to be provided by the Company at no cost to the Executive.

(e)           Termination of Employment.  Subject to the terms of Section 1(f) below, the Executive’s employment by the Company may be terminated as follows:

(i)            Termination upon the Expiration of the Employment Term.  Provided that the written notice of non-renewal is timely provided pursuant to Section 1(c), the Executive’s employment shall terminate upon the expiration of the Employment Term unless terminated earlier pursuant to this Section 1(e).  In the event that the Executive’s employment terminates upon the expiration of the Employment Term, then the Executive shall be entitled to receive the compensation and benefits set forth in Section 1(f)(i).

(ii)           Termination for Cause.  The Company may immediately terminate, at any time, the Executive’s employment by the Company for “Cause”.  A termination for “Cause” means a termination by reason of the Board’s good faith determination that the Executive (i) continually failed to substantially perform his duties with the Company (other than a failure resulting from the Executive’s medically documented incapacity due to physical or mental illness) including, without limitation, repeated refusal to follow the reasonable directions of the Board, knowing violation of the law in the course of performance of the Executive’s duties with the Company, repeated absences from work without a reasonable excuse, or intoxication with alcohol or illegal drugs while on the Company’s premises during regular business hours, (ii) engaged in conduct which constituted a material breach of Section 2 or Section 3 of this Agreement, (iii) was indicted (or equivalent under applicable law), convicted of, or entered a plea of nolo contendere to the commission of a felony or crime involving dishonesty or moral turpitude, (iv) engaged in conduct which is demonstrably and materially injurious to the financial condition, business reputation, or otherwise of the Company or its subsidiaries or affiliates, or (v) perpetuated a fraud or embezzlement against the Company or its subsidiaries or affiliates, and in each case the particular act or omission was not cured, if curable, in all material respects by the Executive within 15 days after receipt of written notice from the Board which shall set forth in reasonable detail the nature of the facts and circumstances which constitute Cause.  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the Board.  If the Company has reasonable belief that the Executive has committed any of the acts described above, it may suspend the Executive (with or without pay) while it investigates whether it has or could have Cause to terminate the Executive.  The Company may terminate the Executive for Cause prior to the completion of its investigation; provided, that, if it is ultimately determined that the Executive has not committed an act which would constitute Cause, the Executive shall be treated as if he were terminated without Cause.

(iii)          Termination Without Cause.  The Company, may, at any time, terminate the Executive’s employment by Company without Cause by providing prior written notice thereof to the Executive.

(iv)          Resignation for Good Reason.  The Executive may terminate his employment by the Company for Good Reason (as defined below) by providing written notice thereof to the Company (the “Resignation Notice”) at least 45 days prior to the effective date of the resignation, which notice shall set forth in reasonable detail the nature of the facts and circumstances which constitute Good Reason and the Company shall have 30 days after receipt of the Resignation Notice to cure in all material respects the facts and circumstances which constitute Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence, during the Employment Term, of any of the following actions or failures to act, but in each case only if it is not consented to by the Executive in writing: (a) a material adverse change in the Executive’s duties, reporting responsibilities, titles or elected or appointed offices as in effect immediately prior to the effective date of such change; (b) a material reduction by the Company in the Executive’s Annual Salary or annual bonus opportunity in effect immediately prior to the effective date of such reduction, not including any reduction resulting from changes in the market value of securities or other instruments paid or payable to the Executive; or (c) any change of more than 50 miles in the location of the principal place of employment of the Executive immediately prior to the effective date of such change.  For purposes of this definition, none of the actions described in clauses (a) and (b) above shall constitute “Good Reason” with respect to the Executive if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within 30 days after receipt of written notice thereof given by the Executive (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30-day period, provided that the Company has commenced such remedy within said 30-day period); provided that “Good Reason” shall cease to exist for any action described in clauses (a) and (b) above on the 60th day following the later of the occurrence of such action or the Executive’s knowledge thereof, unless the Executive has given the Company written notice thereof prior to such date.

(v)           Resignation Without Good Reason.  The Executive may, at any time, terminate the Executive’s employment by the Company without Good Reason by providing 30 days’ prior written notice thereof to the Company.

(vi)          Death or Disability.  The Executive’s employment shall terminate immediately upon the Executive’s death or Disability (each as defined below).  For purposes of this Agreement, “Disability” means the Executive is totally and permanently disabled within the meaning of the Company’s long-term disability plan or policy under which the Executive is a participant.

(vii)         Notwithstanding any provision herein to the contrary, no termination of employment with the Company shall be deemed to occur unless and until the Executive has incurred separation from service from the Company within the meaning of Code Section 409A(a)(2)(A)(i).

(f)            Effect of Termination.  The following provisions shall apply in the event of the Executive’s termination of employment.

(i)            Termination upon the Expiration of the Employment Term.  Upon the termination of the Executive’s employment pursuant to Section 1(e)(i), the Executive will be entitled to (A) payment of that portion of the Executive’s then effective Annual Salary which has been earned but not yet paid through and including the last day of the Executive’s employment (the “Termination Date”); (B) payment of any Bonus earned by the Executive under the terms and conditions of this Agreement prior to the Termination Date that remains unpaid; (C) reimbursement of any reimbursable business expenses under Section 1(d)(iv), which were incurred by the Executive through and including the Termination Date; and (D) continuation of benefits to which the Executive is entitled under Section 1(d)(iii) through and including the Termination Date (collectively, the “Accrued Benefits”).

(ii)           Termination for Cause or Resignation Without Good Reason.  Upon the Company’s termination of the Executive’s employment for Cause pursuant to Section 1(e)(ii) or the Executive’s resignation without Good Reason pursuant to Section 1(e)(v), Executive will be entitled to the Accrued Benefits.

(iii)          Termination Without Cause or Resignation for Good Reason Prior to or More Than 24 Months After a Change in Control.

(A)          Except as provided in Section 1(f)(iv), below, upon the termination of the Executive’s employment prior to or more than 24 months after a Change in Control (as defined below) (i) by the Company without Cause pursuant to Section 1(e)(iii) or (ii) resulting from the Executive’s resignation for Good Reason pursuant to Section 1(e)(iv), the Executive shall be entitled to receive (x) the Accrued Benefits, (y) the continuation of the Executive’s Annual Salary as in effect immediately prior to such Termination Date through the end of the then current Employment Term (without any further extensions) (“Severance Benefit”), payable in accordance with the then prevailing payroll practices of the Company, commencing no later than the fifth business day following the Release Effective Date, and ending on last day of the then current Employment Term (without any further extensions), and (z) provided that the Executive is not entitled to a Bonus for the same period or fiscal year as part of his Accrued Benefits, a pro-rated portion (equal to a fraction, the numerator of which being the number of whole months in which the Executive actually performed services for the Company during such fiscal year, and the denominator being twelve months) of the Executive’s Target Bonus that would have otherwise been payable for the Company’s fiscal year in which the effective date of Executive’s termination of employment occurs.  For example, and provided that he otherwise satisfies the terms and conditions of this Agreement, upon the termination of the Executive’s employment by the Company without Cause twelve months prior to the expiration of the Initial Employment Term, the Executive shall be entitled to (I) the Accrued Benefits, (II) a Severance Benefit equal to twelve months of Annual Salary continuation through the last day of the Initial Employment Term and (III) a pro-rated Target Bonus (to the extent that his is not otherwise entitled to a Bonus for the same period as of the effective date of his termination).

(B)           All outstanding Company stock options as of the effective date of such termination of employment, to the extent then vested and exercisable, shall remain exercisable after such termination for a period equal to the lesser of (i) six months following the Release Effective Date, or (ii) the expiration of the original exercise period of such options (not to exceed ten years).

(iv)          Termination Without Cause or Resignation for Good Reason Within 24 Months After a Change in Control.

(A)          Upon the termination of the Executive’s employment (i) either by the Company without Cause pursuant to Section 1(e)(iii) or resulting from the Executive’s resignation for Good Reason pursuant to Section 1(e)(iv), and (ii) within the 24 month period following a Change in Control, the Executive shall be entitled to receive the Accrued Benefits and a cash payment equal to three times the Executive’s Annual Salary as in effect immediately prior to such Termination Date (“CIC Severance Benefit”), payable in equal monthly installments of one-twelfth (1/12) of the CIC Severance Benefit, commencing following the Termination Date and no later than the fifth business day following the Release Effective Date, and ending with the twelfth payment of such amount.

(B)           All outstanding Company stock options as of the effective date of such termination of employment, to the extent not previously vested and exercisable, shall become vested and exercisable upon the Executive’s Release Effective Date and shall remain exercisable after such termination for a period equal to the lesser of (i) six months following the Release Effective Date, or (ii) the expiration of the original exercise period of such options (not to exceed ten years).

(v)           Definition of Change in Control.  “Change in Control” shall mean the first to occur of the following: (i) any Person becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then outstanding securities (assuming conversion of all outstanding non-voting securities into voting securities and the exercise of all outstanding options or other convertible securities); (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof, a majority of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then outstanding securities; or (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended); (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, or to an entity a majority of the combined voting power of the voting securities of which is owned by substantially all of the stockholders of the Company immediately prior to such sale in substantially the same proportions as their ownership of the Company immediately prior to such sale.  For purposes of this definition, “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in Sections 13(d) and

14(d) thereof, except that such term shall not include (1) the Company or any subsidiary of the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by substantially all of the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(vi)          Limitation.  Notwithstanding any provision of this Section to the contrary, the Company shall not be obligated to make a payment pursuant to Section 1(f)(iv) hereof to the extent that such payment, when combined with other payments made by the Employer with respect to the Executive on account of a Change in Control, would result in the imposition of an excise tax under Code Section 4999.  To the extent required by the preceding sentence, the Company shall reduce the amount payable hereunder to the maximum amount, as determined by the Board in its reasonable judgment, that can be paid without resulting in the imposition of an excise tax under Code Section 4999.

(vii)         Death or Disability.  Upon termination of the Executive’s employment pursuant to Section 1(e)(vi), the Executive or the Executive’s heirs, estate, personal representative or legal guardian, as appropriate, will be entitled to receive the Accrued Benefits.

(viii)        Timing of Payment and Release.  As a condition of receiving from the Company the payments and benefits provided for under this Section 1(f) which the Executive otherwise would not be entitled to receive, the Executive understands and agrees that, on the Termination Date, he will be required to execute (and not revoke) a release of all claims against the Company in substantially the form attached hereto as Exhibit A (the “Release”) as may be modified by the Company in good faith to reflect changes in law or its employment practices.  The Executive acknowledges that he has been advised in writing to consult with an attorney prior to executing the Release.  The Executive agrees that he will consult with his attorney prior to executing the Release.  The Executive and the Company agree that the Executive has a period of seven days following the execution of the Release within which to revoke the Release.  The parties also acknowledge and agree that the Release shall not be effective or enforceable until the seven-day revocation period expires.  The date on which this seven-day period expires shall be the effective date of the Release (the “Release Effective Date”).  The Company shall make all payments required under this Agreement, except to the extent that such payments are to be made over time, within five business days following the Release Effective Date.  In the event of a termination for Cause or by reason of the Executive’s death, the Company shall make any payments under this Section 1(f) within five (5) business days of the Termination Date, except to the extent that such payments are to be made over time.  The Executive understands that as used in this Section 1(f)(iv), the “Company” includes its past, present and future officers, directors, trustees, shareholders, employees, agents, subsidiaries, affiliates, distributors, successors, and assigns, any and all employee benefit plans (and any fiduciary of such plans) sponsored by the Company, and any other person related to the Company.

Notwithstanding the preceding provisions of this Section 1(f), if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), to the extent required by such Code Section, payments otherwise required by this Section shall be delayed to the earliest date on which such payments are permitted.

Except as specifically provided in this Section 1(f) or required under applicable law, the Executive will not be eligible to receive any salary, bonus or other compensation or benefits described in Section 1(d) with respect to any periods after the Termination Date; provided, however, the Executive shall have the right to receive all compensation and benefits to which he is entitled under any benefit plans of the Company to the extent he is fully vested as of the effective date of the termination of the Executive’s employment by the Company pursuant to the terms and conditions of such employee benefit plans.

Section 2.           Confidentiality.

For purposes of this Section 2, the term “Company” shall include, in addition to the Company, its affiliates, subsidiaries and any of their respective predecessors, successors and assigns.  The term “Company’s Business” shall mean the business of developing, manufacturing, selling or distributing high-performance alloys for service in severe corrosion and high temperature applications.

(a)           Confidential Information.  As used in this Agreement, “Confidential Information” means any and all confidential, proprietary or other information, whether or not originated by the Executive or the Company, which is in any way related to the past or present Company’s Business and is either designated as confidential or not generally known by or available to the public.  Confidential Information includes, but is not limited to (whether or not reduced to writing or designated as confidential) (i) information regarding the Company’s existing and potential customers and vendors; (ii) any contracts (including the existence and contents thereof and parties thereto) to which the Company is a party or is otherwise bound; (iii) information regarding products and services being purchased or leased by or provided to the Company; (iv) information received by the Company from third parties under an obligation of confidentiality, restricted disclosure or restricted use; (v) personnel and financial information of the Company; (vi) information with respect to the Company’s products, services, facilities, business methods, systems, trade secrets, technical know-how, and other intellectual property; (vii) marketing and developmental plans and techniques, price and cost data, forecasts and forecast assumptions, and potential strategies of the Company; (viii) information about the Company’s customers, such as contacts, criteria, requirements, specifications, pricing, or other similar information; and (ix) any other information relating to the Company which was obtained by the Executive in connection with his employment by the Company, whether before, on or after the Effective Date.

(b)           Non-Disclosure and Non-Use of Confidential Information.  The Executive acknowledges that the Confidential Information of the Company is a valuable, unique asset of the Company and the Executive’s unauthorized use or disclosure thereof would cause irreparable harm to the Company for which no remedy at law could be adequate.  Accordingly, the Executive agrees that he shall hold all Confidential Information of the Company in strict confidence and solely for the benefit of the Company, and that he shall not, directly or indirectly, disclose or use or authorize any third party to disclose or use any Confidential Information except (i) as required for the performance of the Executive’s duties hereunder, (ii) with the express written consent of the Company, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of the Executive’s breach of any of his obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process and in such event, the Executive shall cooperate with the Company in attempting to keep such information confidential.  The Executive shall follow all Company policies and procedures to protect all Confidential Information and take any additional precautions necessary to preserve and protect the use or disclosure of any Confidential Information at all times.

(c)           Ownership of Confidential Information.  The Executive acknowledges and agrees that all Confidential Information is and shall remain the exclusive property of the Company, whether or not prepared in whole or in part by the Executive and whether or not disclosed to or entrusted to the custody of the Executive.  Upon the termination or resignation of his employment for any reason, or at any other time at the request of the Company, the Executive shall promptly deliver to the Company all documents, tapes, disks, or other storage media and any other materials, and all copies thereof in whatever form, in the possession or control of the Executive pertaining to the Company’s Business, including, but not limited to, any containing Confidential Information.

(d)           Survival.  The Executive’s obligations set forth in this Section 2, and the Company’s rights and remedies with respect hereto, shall indefinitely survive the termination of this Agreement and the Executive’s employment by the Company, regardless of the reason therefor.

Section 3.           Restrictive Covenants.

For purposes of this Section 3, the term “Company” shall include, in addition to the Company, its affiliates, subsidiaries and any of their respective predecessors, successors and assigns.

(a)           Non-Competition.  During the Restricted Period and within the Restricted Area (each as defined in subsection (c) below), the Executive shall not, directly or indirectly, perform on behalf of any Competitor (as defined in subsection (c) below) the same or similar services as those that the Executive performed for the Company during the Executive’s employment by the Company or otherwise.  In addition, the Executive shall not, during the Restricted Period or within the Restricted Area, directly or indirectly engage in, own, manage, operate, join, control, lend money or other assistance to, or participate in or be connected with (as an officer, director, member, manager, partner, shareholder, consultant, employee, agent, or otherwise), any Competitor.

(b)           Non-Solicitation.  During the Restricted Period, the Executive shall not, directly or indirectly, for himself or on behalf of any Person (as defined in subsection (c) below),

(i) solicit or attempt to solicit any Customers (as defined in subsection (c) below) or prospective Customers with whom the Executive had contact at any time during the Executive’s employment by the Company; (ii) divert or attempt to divert any business of the Company to any other Person; (iii) solicit or attempt to solicit for employment, endeavor to entice away from the Company, recruit, hire, or otherwise interfere with the Company’s relationship with, any Person who is employed by or otherwise engaged to perform services for the Company (or was employed or otherwise engaged to perform services for the Company, as of any given time, within the immediately preceding 24-month period); (iv) cause or assist, or attempt to cause or assist, any employee or other service provider to leave the Company; or (v) otherwise interfere in any manner with the employment or business relationships of the Company or the business or operations then being conducted by the Company.

(c)           Definitions.  For purposes of this Section 3, the following definitions have the following meanings:

(i)            “Competitor” means any Person that engages in a business that is the same as, or similar to, the Company’s Business.

(ii)           “Customer” means any Person which, as of any given date, used or purchased or contracted to use or purchase any services or products from Company within the immediately preceding 24-month period.

(iii)          “Person” means any individual, or entity, including any corporation, partnership, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust or unincorporated organization, or any governmental agency, officer, department, commission, board, bureau, or instrumentality thereof.

(iv)          Because the market for the Company’s Business is global, and is not dependent upon the physical location or presence of the Company, the Executive, or any individual or entity that may be in violation of this Agreement, because the Company does business with Customers and markets for potential customers globally, and because the Company actively markets through its presence on the Worldwide Web, the Executive acknowledges and agrees that the following definition of “Restricted Area” is both reasonable and necessary to protect the Company’s legitimate business interests:

(A)          within a 100-mile radius of each of Company’s manufacturing facilities, including those located in Kokomo, Indiana; Arcadia, Louisiana; and Mountain Home, North Carolina;

(B)           within a 100-mile radius of each of Company’s service centers and offices, including those located in Kokomo, Indiana; Houston, Texas; Arcadia, Louisiana; Windsor, Connecticut; LaMirada, California; Mountain Home, North Carolina; Openshaw, Manchester, United Kingdom; Cergy Pontoise Cedex, France; Singapore; Rescalda (MI), Italy; Zurich, Switzerland; Shanghai, China; and Teynampet, Chennai, India.

(C)           within each county or parish in which the Executive has performed services for the Company;

(D)          within each state commonwealth, territory or province in which the Executive has performed services for the Company;

(E)           within each country in which the Executive has performed services for the Company;

(F)           within each state, commonwealth, territory or province in which a Customer is located;

(G)           within each state, commonwealth, territory or province in which a Customer is located;

(H)          within each country in which a Customer is located;

(I)            the Worldwide Web;

(J)            within a one-mile radius of each Customer;

(K)          within each county or parish in which a Competitor is located;

(L)           within each state, commonwealth, territory or province in which a Competitor is located;

(M)         within each country in which a Competitor is located;

(N)          within a one-mile radius of each Competitor, both Company and Executive consent to the application of the blue pencil doctrine, if necessary, to conform these restrictions to render this Section enforceable.

(v)           “Restricted Period” means the period of time during the Executive’s employment by the Company plus a period of 24 months from the Termination Date.  In the event of a breach of this Agreement by the Executive, the Restricted Period will be extended automatically by the period of the breach.

(d)           Survival.  The Executive’s obligations set forth in this Section 3, and the Company’s rights and remedies with respect thereto, will remain in full force and effect during the Restricted Period and until full resolution of any dispute related to the performance of the Executive’s obligations during the Restricted Period.

(e)           Public Company Exception.  The prohibitions contained in this Section 3 do not prohibit the Executive’s ownership of stock which is publicly traded provided that (1) the investment is passive, (2) the Executive has no other involvement with the company, (3) the Executive’s interest is less than 5% of the shares of the company, and (4) the Executive makes full disclosure to the Company of the stock at the time that the Executive acquires the shares of stock.

Section 4.           Assignment of Inventions.

Any and all inventions, improvements, discoveries, designs, works of authorship, concepts or ideas, or expressions thereof; whether or not subject to patents, copyrights, trademarks or service mark protections, and whether or not reduced to practice, that are conceived or developed by the Executive while employed with the Company and which relate to or result from the actual or anticipated business, work, research or investigation of the Company (collectively, “Inventions”), shall be the sole and exclusive property of the Company.  The Executive shall do all things reasonably requested by the Company to assign to and vest in the Company the entire right, title and interest to any such Inventions and to obtain full protection therefor.  Notwithstanding the foregoing, the provisions of this Agreement do not apply to an Invention for which no equipment, supplies, facility, or  Confidential Information of the Company was used and which was developed entirely on the Executive’s own time, unless (a) the Invention relates (i) to the Company’s Business, or (ii) or the Company’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by the Executive for the Company.

Section 5.           General.

(a)           Reasonableness.  The Executive has carefully considered the nature, extent and duration of the restrictions and obligations contained in this Agreement, including, without limitation, the geographical coverage contained in Section 3, and the time periods contained in Section 2 and Section 3, and acknowledges and agrees that such restrictions are fair and reasonable in all respects to protect the legitimate interests of the Company and that these restrictions are designed for the reasonable protection of the Company’s Business.

(b)           Remedies.  The Executive recognizes that any breach of this Agreement shall cause irreparable injury to the Company, inadequately compensable in monetary damages.  Accordingly, in addition to any other legal or equitable remedies that may be available to the Company, the Executive agrees that the Company shall be able to seek and obtain injunctive relief in the form of a temporary restraining order, preliminary injunction, or permanent injunction, against the Executive to enforce this Agreement.  The Company shall not be required to demonstrate actual injury or damage to obtain injunctive relief from the courts.  To the extent that any damages are calculable resulting from the breach of this Agreement, the Company shall also be entitled to recover damages, including, but not limited to, any lost profits of the Company and/or its affiliates or subsidiaries.  For purposes of this Agreement, lost profits of the Company shall be deemed to include all gross revenues resulting from any activity of the Executive in violation of this Agreement and all such revenues shall be held in trust for the benefit of the Company.  Any recovery of damages by the Company shall be in addition to and not in lieu of the injunctive relief to which the Company is entitled.  In no event will a damage recovery be considered a penalty in liquidated damages.  In addition, the Company shall be entitled to recover from Executive all costs, expenses and reasonable attorneys’ fees incurred by the company in seeking enforcement of this Agreement or damages for its breach, or in defending any action brought by Executive to challenge or construe the terms of the Agreement.  Without limiting the Company’s rights under this Section 5(b) or any other remedies of the Company, if a court of competent jurisdiction determines at any stage of the proceedings, including in a temporary restraining order or preliminary injunction, that the Executive breached any of the provisions of Section 2 or Section 3, Company will have the right to cease making any payments or providing any benefits otherwise due to the Executive under the terms and conditions of this Agreement.

(c)           Claims by Executive.  The Executive acknowledges and agrees that any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Agreement and shall not be used to prohibit injunctive relief.

(d)           Amendments.  This Agreement may not be modified, amended, or waived in any manner except by an instrument in writing signed by both parties to this Agreement.

(e)           Waiver.  The waiver by either party of compliance by the other party with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver, or a waiver of any subsequent breach by a party of any provision of this Agreement.

(f)            Governing Law; Jurisdiction.  The laws of the State of Indiana shall govern the validity, performance, enforcement, interpretation, and other aspects of this Agreement, notwithstanding any state’s choice of law provisions to the contrary.  This Agreement shall be construed to comply with Code Section 409A or an exemption from the application of Section 409A.  The parties intend the provisions of this Agreement to supplement but not displace, their respective obligations and responsibilities under the Indiana Uniform Trade Secrets Act.  Any proceeding to enforce, interpret, challenge the validity of, or recover for the breach of any provision of, this Agreement may be filed in the courts of the State of Indiana or the United States District Court sitting in Indianapolis, Indiana, and the parties hereto expressly waive any and all objections to personal jurisdiction, service of process or venue in connection therewith.

(g)           Complete Agreement; Release.  This Agreement constitutes a complete and total integration of the understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous negotiations, commitments, agreements, writings, and discussions with respect to the subject matter of this Agreement.

(h)           Severability.  If a court having proper jurisdiction holds a particular provision of this Agreement unenforceable or invalid for any reason, that provision shall be modified only to the extent necessary in the opinion of such court to make it enforceable and valid and the remainder of this Agreement shall be deemed valid and enforceable and shall be enforced to the greatest extent possible under the then existing law.  In the event the court determines such modification is not possible, the provision shall be deemed severable and deleted, and all other provisions of this Agreement shall remain unchanged and in full force and effect.

(i)            Enforceability in Jurisdictions.  The parties hereto intend to and herby confer jurisdiction to enforce the covenants contained in Section 2 and 3 above upon the courts of any state within the geographical scope of such covenants.  If the courts of any one or more of such states shall hold any of the previous covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s rights to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

(j)            Fair Dealing.  The Executive acknowledges that the Company has negotiated this Agreement in good faith and has been fair in its dealing with the Executive.  The Executive shall not raise any defense and expressly waives any defense against the Company based upon any alleged breach of good faith or fair dealing by the Company in connection with this Agreement.

(k)           Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same Agreement.  Facsimile transmission of the executed version of this Agreement or any counterpart hereof shall have the same force and effect as the original.

(l)            Executive Warranties.  The Executive warrants and represents to the Company that the execution and performance of this Agreement does not and shall not violate any express or implied obligations of the Executive to any other person and that all Executive shall inform any prospective employer about the existence of this Agreement before accepting employment by such employer.

(m)          Headings.  The heads of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction of this Agreement.

(n)           Third Party Beneficiaries.  The Company’s affiliates and subsidiaries are expressly made third party beneficiaries of this Agreement.

(o)           Notices.  Any notice required or permitted hereunder shall be personally delivered or mailed by certified mail, return receipt requested, to the addresses of the parties set out on the signature page hereto, or as changed from time to time by notice as provided herein.

(p)           Successors and Assigns.  The Executive shall not assign or transfer any of his rights or obligations under this Agreement to any individual or entity.  The Company may assign its rights hereunder to any of its affiliates or to any individual or entity who or that shall acquire or succeed to, by operation of law, or otherwise, all or substantially all of the assets of the Company or the Company’s Business.  All provisions of this Agreement are binding upon, shall inure to the benefit of, and are enforceable by or against, the parties and their respective heirs, executors, administrators or other legal representatives and permitted successors and assigns.

(q)           OPPORTUNITY TO CONSULT COUNSEL.  THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND HAS BEEN GIVEN ADEQUATE OPPORTUNITY, AND HAS BEEN ENCOURAGED BY THE COMPANY, TO CONSULT WITH LEGAL COUNSEL OF HIS CHOICE CONCERNING THE TERMS HEREOF BEFORE EXECUTING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS].

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

HAYNES INTERNATIONAL, INC.

By:	/s/ JOHN COREY
Name: John Corey
Chairman, Board of Directors

/s/ Mark Comerford
Mark M. Comerford
32288 Redwood Boulevard
Avon Lake, Ohio 44012

EXHIBIT A

RELEASE OF ALL CLAIMS

FOR VALUABLE CONSIDERATION, including the payment to the Executive of certain severance benefits, the Executive hereby makes this Release of All Claims (“Release”) in favor of Haynes International, Inc. (the Company) and its agents as set forth herein.

Section 1.           In consideration of the release and all of the promises and representations made by Executive in this Agreement, the Company will: pay and provide such severance and related benefits as set forth in that certain Executive Employment Agreement by and between the Company and the Executive dated                       .  It is understood and agreed that the severance benefits and other consideration which will be provided to the Executive by the Company pursuant to this Section are consideration provided to him/her in addition to anything of value to which he/she is already entitled.

Section 2.           In consideration of the Company’s agreement to the payment of the Separation Payment set forth in Section l above and the other good and valuable consideration indicated herein, Executive (for himself/herself and his/her personal representatives, heirs and assigns) RELEASES AND FOREVER DISCHARGES the Company from any and all claims (including, but not limited to, claims for attorneys’ fees), demands, losses, grievances, damages, injuries (whether personal, emotional or other), agreements, actions, promises or causes of action (known or unknown) which he/she now has or may later discover or which may hereafter exist against the Company, in connection with or arising directly or indirectly out of or in any way related to any and all matters, transactions, events or other things occurring prior to the date hereof, including all those arising out of or in connection with his/her employment or former employment with the Company, or arising out of any events, facts or circumstances which either preceded, flowed from or followed the termination of his/her employment, or which occurred during the course of Executive’s employment with the Company or incidental thereto or arising out of any other matter or claim of any kind whatsoever and whether pursuant to common law, statute, ordinance, regulation or otherwise.  Claims or actions released herein include, but are not limited to, those based on allegations of wrongful discharge, failure to represent, fraud, defamation, promissory estoppel, and/or breach of contract; those alleging discrimination on the basis of race, color, sex, religion, national origin, age, disability or handicap under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act (all as amended) or any other federal, state or local law, ordinance, rule or regulation; and those arising under the Executive Retirement Income Security Act of 1974, all as amended (except for qualified retirement or other benefit plans from which Executive is entitled under the terms of such plans to receive future benefits).  Executive agrees and understands that any claims he/she may have under the aforementioned statutes or any other federal, state or local law, ordinance, rule, regulation or common law are effectively waived by this Agreement.  No claims under the ADEA arising after the execution of this Agreement are waived hereby.

Section 3.           The parties understand that, as used in this Agreement, “the Company” includes Haynes International, Inc.  and all of their past and present officers, directors,

shareholders, employees, trustees, agents, parent companies, subsidiaries, partners, members, affiliates, principals, insurers, any and all employee benefit plans (and any fiduciary of such plans) sponsored by the aforesaid entities, and each of them, and each entity’s subsidiaries, affiliates, predecessors, successors, and assigns, and all other entities, persons, firms, or corporations liable or who might be claimed to be liable, none of whom admit any liability to Executive, but all of whom expressly deny any such liability.

Section 4.           Executive agrees that he/she will be solely and individually responsible for compensating any attorney(s) for any services they have rendered to or for him/her in connection with the review of this Agreement or any other matters whatsoever.

Section 5.           In further consideration of the Company’s agreement to the provisions and payment of the Separation Payment and other consideration set forth in Section 1 above, Executive agrees that he/she will never assert a legal or equitable action in any state or federal court or in any state or federal agency against the Company, or any of the other persons or entities released herein, with respect to the matters herein resolved and settled.  Executive further agrees that, if he/she hereafter institutes an action against any of the released entities or persons concerning any of the claims he/she has released in this Agreement, except as provided in Section 13, he/she will repay to the Company the full amount of any Separation Payment received (as described in Section 1 above) and the value of all other benefits received, with legal interest, and will pay the persons or entities for all costs and expenses, including attorneys’ fees, incurred by them in defending against such claims.

Section 6.           It is understood and agreed that the Company has denied and continues to deny that it is liable to Executive on any theory, and that nothing in this Agreement, including, but not limited to, the payment of the Separation Payment and other valuable consideration set forth in Section 1 hereof, constitutes an admission by the Company of any fact, damage or liability to Executive on any theory.

Section 7.           Executive hereby certifies that he/she has returned to the Company, all of the Company’s property in Executive’s possession or control, including but not limited to, any equipment, books, computer software, personal digital assistant, Blackberry/Treo, cellular telephone or similar device, computer hardware, documents, drawings, memoranda, manuals, and other records.  Executive further agrees that, as a condition of this Agreement, the fact of and terms and provisions of this Agreement are to remain strictly confidential and shall not be disclosed to any person except Executive’s spouse and legal and/or tax advisor(s), or as required by law or lawfully-issued subpoena.  It is further agreed that Executive will not make any negative or disparaging remarks or comments to any other person and/or entity about the Company.  Executive agrees that, except as provided in Section 13, in the event that he/she or any attorney, agent or representative of his/her discloses any information to anyone in breach or violation of this Section, he/she will repay to the Company, with legal interest, any Separation Payment paid by it pursuant to Section 1 of this Agreement and the value of all other benefits provided.  Executive agrees that he/she will direct all inquiries from prospective employers or other persons directly to                                       .

Section 8.           Executive represents and warrants that in the making, negotiation and execution of this Agreement, he/she is not relying upon any representation, statement or assertion of fact or opinion made by any agent, attorney, executive or representative of the persons, parties or corporations being released herein, and he/she hereby waives any right to rely upon all prior agreements and/or oral representations made by any agent, attorney, employee or representative of such persons, parties or corporations.  Executive is advised hereby that he/she has the legal right to consult with an attorney of his/her choosing prior to executing this Agreement.

Section 9.           The parties stipulate and agree that all clauses and provisions of this Agreement are distinct and severable, and Executive understands, and it is his/her intent, that in the event this Agreement is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or as to any particular circumstances, it shall remain fully valid and enforceable as to all other claims and circumstances.  As to any actions or claims that would not be released because of the invalidity or unenforceability of this Agreement, Executive understands and agrees that, except as provided in Section 13, if he/she asserts or brings any such actions or claims against the Company, he/she must repay to the Company the Separation Payment paid to him/her pursuant to Section 1 above, with legal interest, along with the value of the other benefits provided, and that the repayment of the Separation Payment paid and the value of the other benefits and consideration given pursuant to Section 1 above, with legal interest, is a prerequisite to asserting or bringing any such actions or claims.

Section 10.         This Agreement contains the entire agreement of the parties and supersedes all previous negotiations, whether written or oral.  This Agreement may be changed only by an instrument in writing signed by the party against whom the charge, waiver, modification, extension or discharge is sought.

Section 11.         This Agreement shall inure to the benefit of, may be enforced by, and shall be binding on the parties and their heirs, executors, administrators, personal representatives, assigns and successors in interest.  It is understood and agreed that no breach of this Agreement shall be cause to set it aside or to revive any of the claims being released herein.

Section 12.         In the event of any dispute about this Agreement, the laws of the State of Indiana shall govern the validity, performance, enforcement, and all other aspects of this Agreement.

Section 13.         Executive and the Company agree that by executing this Agreement, and pursuant to Section 2 hereof, Executive has waived any claim (administrative or otherwise) he/she may have under, among other things, the ADEA.  If Executive files a charge alleging a violation of the ADEA with any administrative agency or challenges the validity of this waiver and release of any claim he/she might have had under the ADEA, he/she will not be required to repay to the Company the Separation Payment or other benefits and consideration provided by it pursuant to Section 1 of this Agreement, or pay to the Company any other monetary amounts (such as attorneys’ fees and/or damages), as a condition precedent to filing such a claim, unless the recovery of any such amounts by the Company is otherwise authorized by law.  This Agreement is not to be interpreted by either party or by any third party as an effort to interfere with the protected right to file a charge or participate in an investigation or proceeding under the ADEA.

Section 14.         Executive represents that he/she:  has read this Agreement; has been advised in writing to consult with, and review this Agreement with, an attorney of his/her choosing before executing it; fully understands each and every provision of this Agreement; and has voluntarily, on his/her own accord, signed this Agreement.  Executive acknowledges that, in entering into this Agreement in return for the Company’s Separation Payment and the other good and valuable consideration set forth in Section 1 above, he/she is giving up current and possible future administrative and/or legal claims.

Section 15.         The parties hereby acknowledge and agree that Executive will have 21 calendar days to review this Agreement and that this Agreement may be revoked by Executive within 7 calendar days after he/she signs it.  This Agreement shall not be effective or enforceable until the 7 calendar-day revocation period has expired.  Furthermore, the offer to make the Separation Payment to Executive and provide the other benefits and consideration set forth in Section 1, shall expire and be deemed automatically withdrawn by the Company if not accepted and this Agreement signed within 21 calendar days.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date(s) set forth below.

[EXECUTIVE NAME HERE]	HAYNES INTERNATIONAL, INC.

By:
Signature		Signature

Printed		Printed

Date		Date